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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                   Under the Securities Exchange Act of 1934
                           (Amendment No.: 0      )*



Name of issuer:                            Targeted Genetics


Title of Class of Securities:              Common Stock


CUSIP Number:                              87612M108


            Check the following [space] if a fee is being paid with this statement: N/A . (A fee is not required only if the filing person:
            (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in
            Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See rule 13d-7.)

            *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(Continued on the following page(s))


                               Page 1 of 4 Pages
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                                     13G

CUSIP No.:  87612M108                                          Page 2 of 4 Pages


1.          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Vanguard Specialized Portfolios - Health Care Portfolio

2.          CHECK THE APPROPRIATE [LINE] IF A MEMBER OF A GROUP

            A.                                     B.     X
                                                     ----------

3.          SEC USE ONLY




4.          CITIZENSHIP OF PLACE OF ORGANIZATION

                   Maryland

(For questions 5-8, report the number of shares beneficially owned by each reporting person with:)

5.          SOLE VOTING POWER

                                  1,224,600

6.          SHARED VOTING POWER

                                  -0-

7.          SOLE DISPOSITIVE POWER

                                  -0-

8.          SHARED DISPOSITIVE POWER

                                  1,224,600

9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  1,224,600

10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES

                                  N/A

11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                  6.09


12.         TYPE OF REPORTING PERSON

                                  IV


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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   ----------

                                  SCHEDULE 13G
                        Under the Securities Act of 1934

                                   ----------



Check the following [line] if a fee is being paid with this statement N/A

Item 1(a) - Name of Issuer:

                                  Targeted Genetics


Item 1(b) - Address of Issuer's Principal Executive Offices:

                   1100 Olive Way, Seattle, WA 98101

Item 2(a) - Name of Person Filing:


                                  Vanguard Specialized Portfolios - Health Care Portfolio

Item 2(b) - Title of Class of Securities:


                                  Common Stock

Item 2(e) - CUSIP Number

                                  87612M108


Item 3 - Type of Filing:


            This statement is being filed pursuant to Rule 13d-1. The person filing is an investment company registered under Section 8 of the Investment Company Act.


Item 4 - Ownership:


            (a) Amount Beneficially Owned:

                                  1,224,600


            (b) Percent of Class:


                                  6.09


                               Page 3 of 4 Pages
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            (c)  Number of shares as to which such person has:

                (i)  sole power to vote or direct to vote:           1,224,600

                (ii)  shared power to vote or direct to vote:              -0-

                (iii) sole power to dispose of or to direct the disposition of:
                                    -0-

                (iv)  shared power to dispose or to direct the disposition of:
                                    1,224,600

Item 5 - Ownership of Five Percent or Less of a Class:

         Not applicable

Item 6 - Ownership of More Than Five Percent on Behalf of Another Person:

         Not applicable

Item 7 - Identification and Classification of the Subsidiary Which Acquired The Security Being Reported on by the Parent Holding Company:

         Not applicable

Item 8 - Identification and Classification of Members of Group:

         Not applicable

Item 9 - Notice of Dissolution of Group:

         Not applicable

Item 10 - Certification:

         By signing below I certify than, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date      2-4-97                                By /s/  Raymond J. Klapinsky
    -----------------                             -----------------------------
                                                  Raymond J. Klapinsky


                              Page 4 of 4 Pages